RENT THE RUNWAY, INC. FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED 2021 INCENTIVE AWARD PLAN

This First Amendment (this “Amendment”) to the Second Amended and Restated 2021 Incentive Award Plan (the “Plan”) of Rent the Runway, Inc. a Delaware corporation, or any successor (the “Company”), is effective as of December 15, 2025 (the “Effective Date”), subject to approval by the Company’s stockholders at the first annual meeting of the Company’s stockholders that is after the Effective Date (the “Annual Meeting”). This Amendment will not be effective unless this Amendment is approved by the Company’s stockholders at the Annual Meeting. All capitalized terms used but not defined in this Amendment shall have the meaning given to such terms in the Plan.

RECITALS

WHEREAS, on September 15, 2025, the Board approved and adopted the Plan, subject to approval by the Company’s stockholders and, on October 21, 2025, the Company’s stockholders approved the Plan;

WHEREAS, pursuant to Section 10.4 of the Plan, the Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent; and
WHEREAS, the Board desires to amend Sections 4.1 and 11.30 of the Plan, subject to approval by the Company’s stockholders at the Annual Meeting.

NOW, THEREFORE, BE IT RESOLVED, effective as of the Effective Date, subject to approval by the Company’s stockholders at the Annual Meeting, the Plan is hereby amended as follows:

1.    As of the Effective Date, the first sentence of Section 4.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan following the Closing (including Awards outstanding as of the Closing and those granted thereafter) shall be equal to the Overall Share Limit.”

2.    As of the Effective Date, Section 11.30 of the Plan is hereby deleted in its entirety and replaced with the following:

    “‘Overall Share Limit’ means 10,171,225 Shares.”

3.    Except as expressly provided for in this Amendment, the Plan and its terms and conditions shall remain in full force and effect and unchanged by this Amendment. This Amendment is to be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof.